Exhibit 99.1

X-Rite Announces Strong Earnings Performance in Third Quarter 2011

GRAND RAPIDS, Mich.--(BUSINESS WIRE)--November 3, 2011--X-Rite, Incorporated (NASDAQ:XRIT) today announced its financial results for the third quarter ended October 1, 2011.

Highlights for the quarter:

  Net sales of $57.0 million, up 2.8 percent from the third quarter 2010, and up 9.4 percent on a year to date basis
  Operating income of $8.4 million, up $1.5 million or 20.5 percent from the third quarter 2010, and up 40.7 percent on a year to date basis
  Net income of $7.0 million, up $7.1 million from the third quarter 2010
  Fully diluted earnings of $0.08 per share, up from $0.00 per share in the third quarter 2010
  Adjusted EBITDA of $14.9 million, up $1.7 million from the third quarter 2010. Adjusted EBITDA was 26.1 percent of net sales for the third quarter of 2011 compared to 24.0 percent of net sales for the third quarter 2010
  Debt re-payments of $11.8 million in the third quarter 2011

The Company reported a net sales increase of $1.6 million, or 2.8 percent, for the third quarter 2011 as compared to the third quarter 2010. Industrial, Standards and Support Services product lines again led the quarter with 10.9, 7.9 and 13.4 percent growth over the prior year quarter results, respectively. The strong growth by the Industrial and Standards product lines continues to be supported by the success of the Company’s multi-angle product portfolio and recently released Pantone FASHION + HOME system extension. On a regional basis, after adjusting for foreign exchange, the strongest operational growth in the quarter was in Asia Pacific. Excluding the impact of positive changes in foreign exchange rates due to a weakening U.S. Dollar, net sales decreased by 1.1 percent on a quarter over quarter basis. This marginal decline was largely due to the weakening offset printing market coupled with the continuing economic uncertainties in the global economy.

Thomas J. Vacchiano Jr., the Company’s Chief Executive Officer, stated, “While the Company’s sales in the third quarter were tempered by market and economic uncertainties we are pleased to report the continued growth performance of our Asia Pacific region which reflects the benefit of our specific investments over the past year.”

The Company’s operating expenses were slightly reduced from the prior year’s third quarter with the costs of strategic investments offset by continued cost management actions and reductions in variable compensation expense. Operating income as a percent of net sales improved to 14.7 percent for the third quarter 2011, compared to 12.5 percent for the third quarter 2010.

Net income for the third quarter 2011 increased by $7.1 million to $7.0 million from $(0.1) million for the third quarter 2010. The improved net income reflects the Company’s positive operating performance and substantially reduced interest expense from the completion of the March 2011 debt refinancing. Third quarter 2011 fully diluted earnings improved to $0.08 per share from $0.00 per share for the third quarter 2010.

For the nine months ended October 1, 2011, the Company generated $25.7 million of cash flows before financing activities. With cash flow provided by operations in the quarter the Company made $11.8 million in debt re-payments. Rajesh K. Shah, X-Rite’s Chief Financial Officer, commented, “We are pleased that we are able to successfully navigate these volatile economic times, delivering increased earnings, improved operating income margins and aggressively executing our plans to deleverage the Company."

Vacchiano closed by saying, “It is gratifying that even with uncertain market and economic conditions X-Rite is still able to drive strong year over year earnings growth through the leverage from our strategic initiatives and unique market position. As we look forward into the fourth quarter we expect to continue to generate single digit sales growth compared to the fourth quarter of 2010.”

Conference Call

X-Rite invites all interested parties to listen to the live webcast discussing the third quarter results on Thursday, November 3, 2011 at 11:00 a.m. EDT. The call will be co-hosted by Thomas J. Vacchiano, Jr., the Company’s Chief Executive Officer, and Rajesh K. Shah, the Company’s Chief Financial Officer. The conference call will be webcast and investors will be able to access the conference call and slide presentation on the Investor Relations page of X-Rite’s website at http://ir.xrite.com or by phone at 877-407-8033 for domestic callers and 201-689-8033 for international callers. No ID is required. An archived version of this webcast will be available on X-Rite’s website shortly after the live broadcast.

About X-Rite

X-Rite is a global leader in color science and technology. The Company, which includes design industry color leader Pantone LLC, develops, manufactures, markets and supports innovative color solutions through measurement systems, software, color standards and services. X-Rite’s expertise in inspiring, selecting, measuring, formulating, communicating and matching color helps users get color right the first time and every time, which translates to better quality and reduced costs. X-Rite serves a range of industries, including printing, packaging, photography, graphic design, video, automotive, paints, plastics, textiles, dental and medical. For further information, please visit www.xrite.com.

Forward-looking Statements

This release contains forward-looking statements based on current expectations, estimates, forecasts and projections about our business and the industry in which we operate and management’s beliefs and assumptions. Forward-looking statements may be identified by the use of forward-looking terms such as “may,” “will,” “should,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” “model,” and “seeks” or the negative of such terms or other variations on such terms or comparable terminology. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to, risks associated with our international operations; the possibility that the market for the sale of certain products and services may not develop as expected; our ability to protect our intellectual property rights; the existence or enactment of adverse U.S. and foreign government regulation; the risk that the development of products and services may not proceed as planned; adverse general domestic and international economic conditions including interest rate and currency exchange rate fluctuations; the difficulty of efficiently managing our cost structure for capital expenditures, materials and overhead, as well as operating expenses such as wages and benefits due to the vertical integration of our manufacturing processes; the impact of competitive products or technologies and competitive pricing pressures; potential business disruptions; the economic downturn in the global economy; and other risks that are described from time to time under the heading “Risk Factors” in our annual and quarterly reports on Form 10-K and 10-Q filed with the Securities and Exchange Commission. Readers of this information are cautioned not to place undue reliance on these forward-looking statements, since, while we believe the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove to be accurate. This cautionary statement is applicable to all forward-looking statements contained in this release. We undertake no obligation to update, amend or clarify forward-looking statements after the date of this release, whether as a result of new information, future events or otherwise.

X-Rite, Incorporated
Consolidated Income Statement
(unaudited)
(in millions)

	Three Months Ended		Nine Months Ended
	October 1,	October 2,	October 1,	October 2,
	2011	2010	2011	2010

Net Sales	$57.0	$55.4	$179.1	$163.7

Cost of sales	23.1	22.7	72.7	65.7

Gross profit	33.9	32.7	106.4	98.0
Gross margin	59.5%	59.1%	59.4%	59.9%

Operating expenses:
Selling and marketing	14.4	14.3	44.4	41.6
Research, development and engineering	5.7	6.1	18.0	17.6
General and administrative	5.4	5.4	15.8	16.8
Restructuring and other related charges	-	-	-	2.0
	25.5	25.8	78.2	78.0
Operating income	8.4	6.9	28.2	20.0

Interest expense	(2.3)	(6.7)	(10.3)	(22.1)
Loss on redemption of preferred shares
and debt refinancing costs	-	(1.1)	(13.8)	(1.1)
Other income (loss)	2.0	(1.2)	1.1	1.3

Income (loss) before income taxes	8.1	(2.1)	5.2	(1.9)

Income tax (benefit) expense	1.1	(2.0)	0.7	(1.6)

Net income (loss)	$7.0	$(0.1)	$4.5	$(0.3)

Earnings (Loss) Per Share
Basic and diluted	$0.08	$(0.00)	$0.05	$(0.00)

X-Rite, Incorporated
Net Sales by Product Line
(unaudited)
(in millions)

	Three Months Ended		Nine Months Ended
	October 1,	October 2,	October 1,	October 2,
	2011	2010	2011	2010
Imaging and Media	$21.7	$23.0	$67.7	$64.9
Industrial	11.6	10.5	38.6	33.5
Standards	11.8	10.9	35.8	31.5
Support Services	7.2	6.4	22.0	19.4
Retail	3.5	3.5	11.5	10.8
Other	1.2	1.1	3.5	3.6
Total	$57.0	$55.4	$179.1	$163.7

X-Rite, Incorporated
Consolidated Condensed Balance Sheet
(unaudited)
(in millions)

	October 1,	January 1,
	2011	2011

Cash	$7.7	$11.7
Accounts Receivable	33.9	31.8
Inventory	28.4	27.7
Other Current Assets	4.8	5.7
Total Current Assets	74.8	76.9
Goodwill and Other Intangible Assets	294.0	302.8
Other Non-Current Assets	66.3	59.4
Total Assets	435.1	439.1

Current Maturities on Long-Term Debt	9.6	1.4
Accounts Payable and Other Accrued Liabilities	33.6	33.5
Total Current Liabilities	43.2	34.9
Long-Term Debt	150.2	135.2
Mandatorily Redeemable Preferred Stock(1)	-	36.4
Other Liabilities	13.9	11.1
Total Liabilities	207.3	217.6

Shareholders' Investment	227.8	221.5

Total Liabilities and Shareholders' Investment	$435.1	$439.1

(1)	Net of $10.6 million Discount on Mandatorily Redeemable Preferred Stock as of January 1, 2011

X-Rite, Incorporated
Consolidated Statement of Cash Flows
(unaudited)
(in millions)

	Nine Months Ended
	October 1,	October 2,
	2011	2010

Net income (loss)	$4.5	$(0.3)
Non-cash adjustments to net income (loss):
Depreciation	4.9	4.6
Amortization	12.4	12.2
Non-cash interest expense	3.2	9.4
Loss on redemption of preferred shares
and debt refinancing costs	13.8	1.1
Other	(0.6)	4.1
Sub-total non-cash adjustments	33.7	31.4
Changes in operating assets and liabilities	(3.4)	0.2
Net Cash provided by operating activities	34.8	31.3

Net Cash used for investing activities	(9.1)	(7.0)

Cash flows before financing activities	25.7	24.3

Proceeds from long-term debt	185.2	16.5
Payments of long-term debt	(162.3)	(52.7)
Redemption of preferred shares	(47.0)	-
Refinancing related charges	(5.6)	-
Other	0.2	(0.2)
Net Cash used for financing activities	(29.5)	(36.4)

Effect of exchange rate changes on cash	(0.2)	(2.2)

Net decrease in cash	(4.0)	(14.3)
Cash, beginning of period	11.7	29.1
Cash, end of period	$7.7	$14.8

EBITDA and Non-GAAP Financial Measures
As required by the Securities and Exchange Commission regulation G, the following tables contain information regarding the non-GAAP adjustments used by the Company in the presentation of its financial results:

X-Rite, Incorporated
Reconciliation of Reported Financial Results to Adjusted EBITDA as defined by Credit Agreements*
(unaudited)
(in millions)

	Three Months Ended			Nine Months Ended
	October 1,	October 2,		October 1,	October 2,
	2011	2010	**	2011	2010	**

Net income (loss)	$7.0	$(0.1)		$4.5	$(0.3)

EBITDA Adjustments:
Depreciation	1.6	1.5		4.9	4.6
Amortization	4.2	4.1		12.4	12.2
Restructuring and other related costs	-	-		-	2.0
Share-based compensation	0.6	0.7		1.7	2.4
Net interest expense and debt refinancing and related charges	2.3	7.8		24.1	23.2
Currency loss (gain)	(1.8)	1.3		(1.0)	(1.6)
Income tax (benefit) expense	1.1	(2.0)		0.7	(1.6)
(Gain) loss on sale of assets	(0.1)	(0.1)		(0.2)	0.3
	7.9	13.3		42.6	41.5

Adjusted EBITDA based on credit agreement	14.9	13.2		47.1	41.2

Net Sales	57.0	55.4		179.1	163.7

Adjusted EBITDA Margin(1)	26.1%	24.0%		26.3%	25.2%

(1)	Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA into Net Sales. These calculations were performed on the actual results and not rounded figures.

**	Adjusted EBITDA for the three and nine months ended October 2, 2010 as shown is based on the 2008 credit agreement calculation. Modifications to this agreement in the Company's 2011 credit agreement allow for an adjustment for excess bonus payments over target not to exceed $2.6 million. This adjustment to the credit agreement resulted in no change to the Company's Adjusted EBITDA for the three and nine months ended October 2, 2010.

X-Rite, Incorporated
Reconciliation of reported earnings and diluted earnings per share to adjusted earnings and adjusted diluted earnings per share*

	As Reported		As Adjusted
	Nine Months Ended	Debt Refinancing and	Nine Months Ended
	October 1, 2011	Related Charges(b)	October 1, 2011

Net Income	$4.5	$13.8	$18.3

Diluted Earnings
Per Share	$0.05	$0.16	$0.21

(b) These adjustments present the Company's results of operations excluding refinancing and related charges. The adjusted financial results are used by management, and allow investors to evaluate the operating performance of the Company on a comparable basis.

* To supplement the consolidated financial statements presented in accordance with Generally Accepted Accounting Principles ('GAAP'), the Company presents the non-GAAP financial measures, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Diluted Earnings Per Share, as measures of our core operating performance. Adjusted EBITDA is defined as net income (loss) before depreciation, amortization, restructuring and other related costs, share-based compensation expense, net interest expense, currency loss (gain), income tax benefit, (gain) loss on sale of assets and other special items, which adjustments represent significant items that are not part of our core operations. The Company uses Adjusted EBITDA and Adjusted EBITDA Margin as a measure of liquidity and its ability to meet its debt service and because its senior credit facility uses Adjusted EBITDA to measure the Company’s compliance with certain covenants. In addition, the Company presents Adjusted Diluted Earnings Per Share to exclude the effects of the debt refinancing and related charges. These adjustments present the Company's results of operations excluding the debt refinancing and related charges. The Company believes these non-GAAP measures provide useful information to both management and investors to increase comparability to the prior period by adjusting for certain items that may not be indicative of core operating measures. Other companies may calculate these non-GAAP measures (or similarly titled measures) differently. Management does not, nor should investors, consider such non-GAAP financial measures in isolation from, or as a substitution for, financial information prepared in accordance with GAAP. A reconciliation of all non-GAAP measures included in this press release, to the most directly comparable GAAP measures, are found in the financial tables above.

CONTACT:
X-Rite, Incorporated
Rajesh K. Shah, CFO
616-803-2143
rshah@xrite.com